UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: August 20, 2009

(Date of earliest event reported)

Markel Corporation

(Exact name of registrant as specified in its charter)

Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(804) 747-0136

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On the recommendation of its Nominating/Corporate Governance Committee, at a meeting held on August 20, 2009, the Board of Directors (the “Board”) of Markel Corporation (the “Company”) increased the size of the Board to ten and elected Debora J. Wilson and Darrell D. Martin to serve as directors of the Company, effective October 1, 2009, until the Company’s 2010 annual meeting of shareholders. It has not yet been determined on which committees of the Board, if any, Ms. Wilson will serve. Mr. Martin will not serve on any Board committees until he meets applicable independence standards. In connection with his election to the Board, Mr. Martin will resign as Executive Vice President of the Company.

Ms. Wilson was President and Chief Executive Officer of The Weather Channel from June 2004 to March 2009. Mr. Martin has served as an advisor and consultant to senior management of the Company since he stepped down as the Company’s Chief Financial Officer in 2005.

Concurrent with their election as directors, Ms. Wilson and Mr. Martin will each receive, on a pro rata basis, restricted stock awards and compensation as described in Exhibits 10.12 and 10.16, respectively, to the Company’s 2008 Annual Report and Form 10-K.

In 2008, Mr. Martin received a salary of $225,000 from the Company and incentive compensation for 2007, based on the Company’s performance against pre-established goals, of $337,500. Effective January 1, 2009, Mr. Martin’s salary was reduced by mutual agreement to $125,000. He received no incentive compensation for 2008. Mr. Martin has also participated in the Company’s employee benefit plans.

Mr. Martin’s son is employed by a Company subsidiary as Director of its Markel Cambridge operation. In 2008, total salary and incentive compensation paid to Mr. Martin’s son was approximately $144,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKEL CORPORATION

Date: August 26, 2009	By:	/s/ Richard R. Whitt, III
	Name:	Richard R. Whitt, III
	Title:	Senior Vice President and Chief Financial Officer